Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111

May 11, 2020

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Ladies and Gentlemen:

We are acting as counsel for Chevron Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of $1,200,000,000 aggregate principal amount of the Company’s 1.141% Notes Due 2023, $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes Due 2023, $2,500,000,000 aggregate principal amount of the Company’s 1.554% Notes Due 2025, $1,000,000,000 aggregate principal amount of the Company’s 1.995% Notes Due 2027, $1,500,000,000 aggregate principal amount of the Company’s 2.236% Notes Due 2030, $500,000,000 aggregate principal amount of the Company’s 2.978% Notes Due 2040 and $1,000,000,000 aggregate principal amount of the Company’s 3.078% Notes Due 2050 (the “Securities”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-224637) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated May 3, 2018, as supplemented by the prospectus supplement dated May 7, 2020 relating to the offer and sale of the Securities (as so supplemented, the “Prospectus”). The Securities are being issued under the Indenture dated as of May 11, 2020, as supplemented by the First Supplemental Indenture dated as of May 11, 2020 (as so supplemented, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and as contemplated by the Registration Statement and the Prospectus, the Securities will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the effect of (i) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP